Exhibit 3.1

FORM OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

OPTION THERAPEUTICS INC.

a Delaware corporation

(as amended on [●], 2026)

Option Therapeutics Inc. (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law of the State of Delaware (the “DGCL”) hereby certifies as follows:

1.  That the Corporation was originally incorporated on May 1, 2025 pursuant to the DGCL. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 1, 2025 (the “Original Certificate”).

2.  Pursuant to Sections 141, 228 and 242 of the DGCL, the amendments and restatement herein set forth have been duly approved by the Board of Directors of the Corporation (the “Board”) and by the unanimous written consent of the sole stockholder of the Corporation.

3.  Pursuant to Section 245 of the DGCL, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Original Certificate.

4.  As so restated, integrated and further amended, the Amended and Restated Certificate of Incorporation (hereinafter, this “Certificate”) reads in its entirety as follows:

ARTICLE I

The name of the Corporation is Option Therapeutics Inc.

ARTICLE II

The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL as the same exists or may hereafter be amended.

ARTICLE III

The address of the Corporation’s registered office in the State of Delaware is 108 W. 13th Street, Suite 100, in the City of Wilmington, County of New Castle, State of Delaware 19801. The name of the registered agent at such address is Vcorp Agent Services, Inc. The Corporation may have other offices, either within or without the State of Delaware, as the Board may designate or as the business of the Corporation may from time to time require.

ARTICLE IV

A.  Authorized Capital Stock

(a)  The Corporation is authorized to issue two classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation shall have authority to issue is five hundred ten million (510,000,000) shares, consisting of five hundred million (500,000,000) shares of Common Stock, par value $0.001 per share, and ten million (10,000,000) shares of Preferred Stock, par value $0.001 per share.

B.  Preferred Stock.

(a)  Preferred Stock may be issued from time to time in one or more series. The Board is authorized to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the DGCL (hereinafter, along with any similar designation relating to any other class of stock that may hereafter be authorized, referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications. limitations and restrictions thereof. The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(i)  The designation of the series, which may be by distinguishing number, letter or title;

(ii)  The number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

(iii)  The amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

(iv)  Dates on which dividends, if any, shall be payable;

(v)  The redemption rights and price or prices, if any, for shares of the series;

(vi)  The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

(vii)  The amounts payable on and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(viii)  Whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(ix)  Restrictions on the issuance of shares of the same series or of any other class or series; and

(x)  The voting rights, if any, of the holders of shares of the series.

C.  Common Stock.

(a)  The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Each share of Common Stock shall be equal to each other share of Common Stock. Except as may be provided in this Certificate or in a Preferred Stock Designation, the holders of shares of Common Stock shall be entitled to one vote for each such share upon all questions presented to the stockholders; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate (including any certificate of designation of Preferred Stock relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate (including any certificate of designation of Preferred Stock relating to any series of Preferred Stock).

ARTICLE V

A.  The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B.  Any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders in lieu of such meeting.

C.  Subject to the rights of the holders of any series of Preferred Stock then outstanding, special meetings of stockholders of the Corporation shall be called at any time for any purpose as is a proper matter for stockholder action under the DGCL by (i) the Board acting pursuant to a resolution duly adopted by a majority of the Board, (ii) the Chairman of the Board, (iii) the Lead Independent Director, if any, or (iv) the Chief Executive Officer or the President and may not be called by any other person or persons.

D.  Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

E.  No stockholder will be permitted to cumulate votes at any election of directors.

ARTICLE VI

A.  To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director or officer, as applicable. No amendment to, modification of, or repeal of this Article VI shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

B.  The Corporation may indemnify to the fullest extent permitted by law as it now exists or may hereafter be amended any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that such person (including the heirs, executor, administrators or estate of such person) is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation.

C.  Neither any amendment or repeal of any section of this Article VI, nor the adoption of any provision of this Certificate or the Bylaws of the Corporation inconsistent with this Article VI, shall adversely affect any right or protection of any director, officer, employee or other agent established pursuant to this Article VI existing at the time of such amendment, repeal or adoption of an inconsistent provision, including without limitation by eliminating or reducing the effect of this Article VI, for or in respect of any act, omission or other matter occurring, or any action or proceeding accruing or arising (or that, but for this Article VI, would accrue or arise), prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VII

The Corporation is to have perpetual existence.

ARTICLE VIII

A.  Competing Activities and Corporate Opportunities.

(a)  Except as otherwise agreed in writing by the Corporation and BioVie, (i) neither the Corporation nor BioVie shall have any duty to refrain from engaging, directly or indirectly, in the same or similar activities or lines of business as the other corporation, doing business with any potential or actual customer or supplier of the other corporation, or employing or engaging or soliciting for employment any director, officer or employee of the other corporation, and (ii) no director or officer of the Corporation or BioVie shall be liable to either the Corporation or BioVie or to the stockholders of either corporation for breach of any duty by reason of any such activities of the Corporation or BioVie, as applicable, or for the presentation or direction to the Corporation or BioVie of, or participation in, any such activities, by a director or officer of the Corporation or BioVie, as applicable. In the event that BioVie acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both BioVie and the Corporation, BioVie shall have no duty to communicate or present such corporate opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any duty as a stockholder of the Corporation by reason of the fact that BioVie pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity or does not present such corporate opportunity to the Corporation.

(b)  In the event that an Interested Person acquires knowledge of a potential Opportunity that may be a corporate opportunity for both the Corporation and BioVie (excluding any Opportunity that was presented or became known to such Interested Person solely in his or her capacity as a director or officer of the Corporation, as reasonably determined by such director or officer, unless the Corporation notifies the Interested Person that the Corporation does not intend to pursue such Opportunity):

(i)  the Corporation hereby renounces any interest in or expectancy with respect to such Opportunity if such Interested Person (A) presents such Opportunity to BioVie or (B) does not communicate information regarding such Opportunity to the Corporation because the Interested Person has directed or intends to direct the Opportunity to BioVie, and

(ii)  such Interested Person may present such Opportunity to either the Corporation or to BioVie or to both, as such Interested Person deems appropriate under the circumstances in such Interested Person’s sole discretion, and by doing so such Interested Person (A) shall have fully satisfied and fulfilled such person’s duties to the Corporation and its stockholders with respect to such Opportunity, (B) shall not be liable to the Corporation or its stockholders for breach of any statutory or common law duties and (C) shall be deemed to have acted in accordance with the standard of care set forth in the DGCL, or any successor statute, or otherwise applicable to directors and officers of a Delaware corporation.

(c)  This Article VIII shall not limit any protections or defenses available to, or indemnification rights of, any director or officer of the Corporation under this Certificate or applicable law. The renunciation of any interest in or expectancy with respect to an Opportunity in this Article VIII shall not be deemed exclusive of or limit in any way any other renunciation of a corporate opportunity by the Corporation or the Board or protection to which any Interested Person may be or may become entitled under any statute, bylaw, resolution, agreement, vote of stockholders or disinterested directors or otherwise.

B.  Definitions. For the purpose of this Article VIII only, the following terms shall have the following meanings:

“BioVie” shall mean BioVie Inc., a Nevada corporation all successors to BioVie Inc. by way of merger, consolidation or sale of all or substantially all of its assets, and all corporations, limited liability companies, partnerships, joint ventures, associations and other entities in which BioVie Inc. beneficially owns (directly or indirectly) 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests or which BioVie Inc. otherwise controls, but shall not include the Corporation.

“Corporation” shall mean Option Therapeutics Inc. and all corporations, limited liability companies, partnerships, joint ventures, associations and other entities in which Option Therapeutics Inc. beneficially owns (directly or indirectly) 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests or which Option Therapeutics Inc. otherwise controls.

“Interested Person” shall mean a person who is a director or officer of the Corporation and is also a director or officer of BioVie Inc.

“Opportunity” shall mean a potential corporate transaction or matter that may be a corporate opportunity for the Corporation, whether such opportunity is proposed by a third party or is conceived of by an Interested Person, but excluding any potential corporate opportunity if it is a corporate opportunity that is one in which the Corporation has no reasonable expectancy, that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it.

“Person” means any individual, partnership (whether general, limited or otherwise), corporation, limited liability company or other entity, government, or political subdivision, agency, or instrumentality of a government or any two or more such “Persons” acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities of an issuer.

C.  Notice. Any Person purchasing or otherwise acquiring any interest in shares of stock of the Corporation shall be deemed to have, and may be charged with, notice of and to have consented to the provisions of this Article VIII.

D.  Expiration. The provisions of this Article VIII shall automatically expire, cease to apply and have no further force and effect from and after the date on which both (1) BioVie ceases to be the beneficial owner of shares of capital stock of the Corporation representing at least a majority of the voting power of the then-outstanding shares of Voting Stock and (2) no Person meets the definition of Interested Person above. For the avoidance of doubt, the expiration of this Article VIII shall not affect the protections afforded by this Article VIII to any Person with respect to any act or failure to act which occurred prior to the expiration of this Article VIII.

ARTICLE IX

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE X

A.  The provisions of this paragraph shall be subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances. The number of directors which constitute the Board shall be as designated or provided for in the Bylaws of the Corporation. Each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.

ARTICLE XI

The Board is expressly empowered to adopt, amend, alter or repeal any of the Bylaws of the Corporation. Any adoption, amendment, alteration, or repeal of the Bylaws of the Corporation by the Board shall require the approval of a majority of the Board. The stockholders shall also have power to adopt, amend, alter or repeal the Bylaws of the Corporation upon the affirmative vote of the holders of at least a majority of the voting power of the then-outstanding shares of Voting Stock, voting together as a single class; provided, however, that, except as otherwise required by law or by this Certificate with respect to any vote of the holders of any class or series of stock of the Corporation, the affirmative vote of the holders of at least two-thirds of the voting power of the then-outstanding shares of Voting Stock, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal all or any portion of Article II, Article VI or Article X of the Bylaws of the Corporation.

ARTICLE XII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

ARTICLE XIII

The Corporation reserves the right to amend, alter, or repeal any provision contained in this Certificate or any Preferred Stock Designation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate, or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate, the affirmative vote of the holders of at least two-thirds of the voting power of the then-outstanding shares of Voting Stock, voting together as a single class, shall be required to amend, alter or repeal Article V, Article VI, Article VIII, Article X, Article XI or this
Article XIII; provided, further, that no Preferred Stock Designation shall be amended after the issuance of any shares of the series of Preferred Stock created thereby, except in accordance with the terms of such Preferred Stock Designation and the requirements of applicable law.

ARTICLE XIV

A.  Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim for or based on a breach of fiduciary duty owed by any current or former director or officer or other employee of the Corporation to the Corporation or to the Corporation’s stockholders, including a claim alleging the aiding and abetting of such breach of fiduciary duty, (c) any action asserting a claim against the Corporation or any current or former director or officer or other employee of the Corporation arising pursuant to any provision of the DGCL or this Certificate or the Corporation’s Bylaws (as such may be amended from time to time), (d) any action asserting a claim related to or involving the Corporation or any current or former director or officer or other employee of the Corporation that is governed by the internal affairs doctrine or (e) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL shall be the state courts located within the State of Delaware (or if the state courts lack jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding will be the federal court for the District of Delaware).

B.  Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Certificate.

IN WITNESS WHEREOF, Option Therapeutics Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by Cuong Do, its President, this [•] day of [•], 2026.

Option Therapeutics Inc.

Name: Cuong Do
Title: President